UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Five9, Inc.
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FIVE9, INC.
Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, California 94583

ADDITIONAL MATERIALS
RELATING TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 28, 2019

On April 15, 2019, Five9, Inc. (the “Company”) filed its proxy statement (the “Proxy Statement”) relating to its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) with the Securities and Exchange Commission, and made the Proxy Statement available on the Internet on that same day. The following information is provided to our stockholders in support of (i) the election of Jack Acosta, Rowan Trollope and David Welsh to the Company’s board of directors (the “Board”) as Class II Directors, and (ii) the advisory vote to ratify the Company’s named executive officer compensation.

In its May 15, 2019 report, Institutional Shareholder Services, Inc. (“ISS”) states that “The board failed to remove, or subject to a sunset requirement, the supermajority vote requirement to enact certain changes to the governing documents and the classified board, each of which adversely impacts shareholder rights.” On this basis, ISS issued a withhold recommendation against Mr. Acosta, Mr. Trollope and Mr. Welsh in the election of directors. In addition, ISS states that “The new CEO received substantial sign-on equity awards that are entirely time-based.” On this basis, ISS issued a recommendation to vote against the advisory vote to ratify the Company’s named executive officer compensation.

ELECTION OF DIRECTORS

Classified Board Structure

The Board believes that there is no “one size fits all” governance approach that suits all companies. The appropriate standard by which to judge the Company’s classified board structure is whether it protects the interests of the Company’s stockholders. According to recent proxy statements, 12 of 16 of the Company’s 2018 executive compensation peer group companies that remain independent also have classified board structures. The Company believes that its classified board structure protects the interests of the Company’s stockholders for the following reasons:

The Classified Board Structure Aligns the Board with the Company’s Long-term Interests.

The Company’s classified board encourages its directors to look to the long-term best interests of the Company and its stockholders and allows for stable and informed oversight, providing institutional perspective both to management and other directors. The Company’s classified board structure is designed to ensure that, at any given time, there are directors serving on the Board who have substantial knowledge of the Company, its business and its strategic goals. The Company’s current classified board structure enables the Company’s directors to build on their own past experience and the experience of continuing directors for more effective long-term strategic planning. De-classifying the Board would make it possible to lose the accumulated knowledge and experience of the Board in a single election cycle.

In addition, electing directors to three-year terms, rather than one-year terms, enhances the independence of the Company’s non-management directors by helping ensure that directors do not make short-term decisions that may be detrimental to the Company’s long-term interests, simply out of fear of being replaced each year.

The Classified Board Structure Helps the Company Attract and Retain Director Candidates.

The Company believes that its classified board structure benefits the Company and its stockholders because the longer terms of office help the Company attract and retain qualified director candidates who are willing to make long-term commitments of their time and energy.

The Classified Board Structure Reduces the Company’s Vulnerability to Takeovers.

The Company’s classified board structure reduces its vulnerability to coercive takeover tactics and inadequate takeover bids, by encouraging persons seeking control of the Company to negotiate with the Board and thereby better positioning the Board to negotiate effectively on behalf of all of the Company’s stockholders. The classified board structure is designed to safeguard against a hostile purchaser replacing a majority of the Company’s directors with its own nominees at a single annual meeting, thereby gaining control of the Company and its assets without paying fair value to the Company’s stockholders. Because only approximately one-third of the directors are elected at any annual meeting of stockholders, at least two annual stockholder meetings would be required to effect a change in a majority of the directors serving on the Company’s Board, providing incumbent directors substantial leverage to negotiate the best results for the Company’s stockholders.

The Company’s classified board structure does not preclude a takeover, but rather provides the Board time and flexibility necessary to be in the best position to evaluate the adequacy and fairness of proposed offers, consider alternative methods of maximizing stockholder value, protect all stockholders against abusive tactics during a takeover process and, as appropriate, negotiate the best possible return for all stockholders, without the threat of imminent removal of a majority of the members of the Company’s directors. The Board takes seriously its fiduciary duty under the law to act in a manner that it believes to be in the best interests of the Company and its stockholders. Elimination of the classified board structure would make it more difficult for the Company’s stockholder-elected Board to preserve and maximize value for all stockholders in the event of an unsolicited takeover bid.

Supermajority Vote Requirement

The Company believes that the supermajority vote requirements in its governing documents are in the best interests of it and its stockholders for the following reasons:

The Company’s Supermajority Voting Provisions are Designed to Protect its Stockholders.

The Company’s supermajority voting provisions are designed to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all stockholders and to protect stockholders against abusive tactics during a takeover process. These provisions are also designed to protect all of the Company’s stockholders against self-interested actions by one or a few large stockholders. A simple majority vote would eliminate these protections. According to recent proxy statements, of the Company’s 2018 executive compensation peer group companies that remain independent, 13 of 16 have supermajority voting provisions for the amendment of their bylaws and 14 of 16 have supermajority voting provisions for the amendment of certain provisions of their certificate of incorporations.

The Company’s Supermajority Voting is not Inconsistent with Delaware Law.

While Delaware law provides that most proposals submitted to a vote of a company’s stockholders require a vote of the majority of the shares present and eligible to vote at the meeting, Delaware law also provides that certain matters presented to stockholders may be subject to a greater percentage vote standard if that standard is set forth in a company’s certificate of incorporation. The Company’s certificate of incorporation, which was approved by stockholder vote, provides that the vote of holders of at least 66 2/3% of its outstanding stock must approve certain fundamental changes involving the Company, including amendments to the bylaws and certain provisions of the certificate of incorporation.

Based on the foregoing, the Board continues to recommend a vote FOR Messrs. Acosta, Trollope and Welsh in the election of directors.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company’s executive compensation program is designed to attract, motivate and retain the Company’s executive officers, who are critical to the Company’s success. Under this program, the Company’s executive officers are rewarded for the achievement of specific short-term, long-term and strategic goals, as well as increased stockholder value. The Board believes that the Company’s compensation program achieves the important goal of attracting and retaining talented professionals, while at the same time tying a substantial portion of the potential compensation for such executives to the achievement of Company goals, including by basing incentive awards on pre-set quarterly objective measures and aligning the named executive officer compensation, including short-term incentives, with the Company’s performance.

In addition, the Board believes that through the use of a blend of different elements of compensation, such as a performance bonus and equity awards, the Company’s compensation program balances incentives for both short-term and long-term Company performance. Overall, the Board believes that the Company’s compensation program is fair to both the Company and its executives, appropriate for the Company’s industry and competitive with what the Company’s executives could otherwise receive elsewhere.

The Company believes that its robust corporate governance practices and policies help drive its executive compensation program, including by:

•	only offering “double trigger” payments and benefits in the event of a qualifying termination of employment in connection with a change of control of the Company;

•	requiring named executive officers to comply with the Company’s anti-hedging and anti-pledging policies; and

•	mandating that named executive officers hold certain threshold levels of the Company’s common stock in accordance with the Company’s stock ownership guidelines.

In determining Mr. Trollope’s sign-on equity awards, the Company’s Compensation Committee considered, among other items:

•	the requisite experience and skills required to manage a growing business in a dynamic and ever-changing environment;

•	the competitive market for similar positions at comparable companies;

•	the compensation amounts and opportunities forfeited by Mr. Trollope as a result of leaving his former employer; and

•
the practices of the Company’s 2018 compensation peer group, 67% of which utilized only time-based equity, and all the remaining 33% that utilized performance-based equity had initial public offerings prior to that of the Company.

The Company had strong financial performance in 2018 with financial results outperforming quarterly targets for each of the quarters in 2018. The Company’s 75.7% shareholder return in 2018 outperformed the Company’s GICS industry peers and the Russell 3000 Index. In addition, the Company’s total percent of stockholder return from 2016 to 2018 and from 2017 to 2018 outperformed those if its 2018 compensation peer group. From the period May 3, 2018 (the date Mr. Trollope joined the Company) to May 15, 2019, the Company’s market capitalization increased 61.9% to $2,933,117,178. Mr. Trollope’s sign-on equity award represented 0.81% and 0.78% of the Company’s market capitalization on May 3, 2018 and May 15, 2019, respectively.

The Company’s equity burn rate in 2018 (including the equity award to Mr. Trollope) was below the 50th percentile as compared to the Company’s 2018 compensation peer group.

Based on the foregoing, the Board continues to recommend a vote FOR the approval of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

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